EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of July 1, 2020 (the “Execution Date”) (including the Schedules and Exhibits hereto, this “Agreement”), is by and among Grove, Inc., a Nevada corporation (“Buyer”), Infusionz Acquisitions, LLC, a Colorado limited liability company and a wholly-owned subsidiary of Buyer (“Merger Sub”), Infusionz, LLC, a Colorado limited liability company (the “Company”), and the Members (as defined herein). Buyer, Merger Sub, the Company, and the Members are referred to collectively herein as the “Parties” and each individually as a “Party.”

W I T N E SSET H:

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Nevada Revised Statutes and the Colorado Revised Statutes (the “C.R.S.”), Buyer, Merger Sub and the Company will enter into a business combination transaction pursuant to which Merger Sub, an entity organized for the sole purpose of entering into the transactions contemplated hereby, will merge with and into the Company with the Company as the surviving company and a wholly-owned subsidiary of Buyer (the “Merger”);

WHEREAS, the respective boards of directors, managers or similar governing bodies of Buyer, Merger Sub and the Company have approved this Agreement, the Merger and the related transactions contemplated hereby, and have determined that the Merger is advisable to, and in the best interests of, the respective companies and their respective partners and members, as applicable;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Buyer, as the sole member of Merger Sub, has approved this Agreement, the Merger and the related transactions contemplated hereby in accordance with the C.R.S. and Merger Sub’s Governing Documents;

WHEREAS, to induce the Buyer and Merger Sub to enter into this Agreement, each of the Key Employees has accepted an offer of employment with the Buyer and has executed and delivered all agreements and other documents required by the Buyer relating to such employment.

WHEREAS, concurrently with the execution of this Agreement, and pursuant to the Company’s operating agreement, the holders of all of the Company’s Membership Interests, including the holder of all of the Class A Units (as defined therein) shall execute a written consent in the manner provided by the C.R.S and the Company’s Governing Documents including executing an action by written consent adopting this Agreement, in form and substance reasonably acceptable to the Buyer (the “Company Written Consent”).

WHEREAS, this Agreement contemplates that the Merger will be treated as a reorganization within the meaning of §368(a)(1)(A) and §368(a)(2)(E) of the “Code” (as defined below), and this Agreement shall be, and is hereby, adopted as a plan of reorganization pursuant to §368 of the Code.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein made, and in consideration of the representations and warranties herein contained, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Parties hereto, intending to become legally bound, hereby agree as follows:

Page 1

ARTICLE I.

DEFINITIONS AND REFERENCES

Section 1.1. Defined Terms. When used in this Agreement, the following terms shall have the respective meanings assigned to them in this Section 1.1 or in the section, subsections or other subdivisions referred to below:

“Affiliate” means any Person directly or indirectly Controlling, Controlled by, or under common Control with any other Person.

“Applicable Laws” means all federal, foreign, state, local, tribal and other (and all agencies thereof) laws, rules, statutes, ordinances, directives, requirements, Governmental Orders or regulations in effect on or prior to the Closing Date and applicable in any manner or respect to the Buyer, the Company, the Business, the Assets or this Agreement or any of the transactions contemplated hereby.

“Assets” means all assets of the Company, including without limitation all assets used or held for use of or by the Company in the conduct of the Business.

“Business” means the business conducted by the Company as of the Execution Date, including but not limited to the manufacture, distribution, marketing and sale of “CBD” (Cannabidiol) products.

“Business Day” means a day other than a Saturday, Sunday or day on which commercial banks in the United States are authorized or required to be closed for business.

“Buyer Common Stock” means the shares of common stock, par value $0.0001 per share of the Buyer.

“Cash Merger Consideration” means $350,000, payable in installments and provided such amount is subject to reduction as provided in this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Written Consent” shall have the meaning set forth in the Recitals.

“Contracts” means any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other legally binding instrument or contractual obligation whether written or oral.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlled” and “Controlling” have the meanings correlative thereto.

“Damages” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, deficiencies, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, diminution in value, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses (including, as to Buyer, such consequences to the extent suffered or realized by Company as acquired by Buyer). For purposes of indemnification under this Agreement, the term Damages shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification.

Page 2

“Debt” means (a) all indebtedness of the Company for borrowed money (including all principal, interest, premiums, penalties, termination fees or breakage fees), (b) all obligations of the Company evidenced by notes, bonds, debentures or similar instruments, (c) all capitalized lease obligations, (d) all reimbursement obligations of the Company in respect of any letter of credit, banker’s acceptance or similar credit transaction, (e) the principal component of all obligations to pay the deferred and unpaid purchase price of property or equipment which has been delivered, (f) all obligations under any sale and leaseback transaction, any synthetic lease or tax ownership operating lease transaction (whether or not recorded on a balance sheet) and any off-balance sheet arrangement, (g) net cash payment obligations under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination), (h) all Debt of another Person of the type referred to in clauses (a) through (g) above guaranteed by the Company directly or indirectly, jointly or severally, in any manner, (i) all other obligations (including without limitation obligations to pay or repay money), contingent or otherwise, whether current or long terms, which in accordance with GAAP would be classified upon the obligor’s balance sheet as liabilities, and (j) any costs, fees or other expenses arising from or in connection with the repayment, liquidation or termination of any Debt referred to in clauses (a) through (h), including any prepayment, breakage, termination, penalty or similar costs, fees or expenses.

“Disclosure Schedule” means initially that certain Disclosure Schedule furnished by the Company to Buyer contemporaneously with the execution and delivery of this Agreement, which is initialed by Buyer and Company as of the Closing Date.

“Dollar” and “$” means the United States of America dollar.

“Employee Benefit Plan” means (a) any “employee benefit plan” as defined in Section 3(3) of ERISA and (b) any other plan, policy or program providing compensation or other benefits (including, without limitation, any retention bonuses, personnel policy, equity option plan, equity appreciation rights plan, restricted equity plan, phantom equity plan, equity based compensation arrangement, collective bargaining agreement, deferred compensation, salary continuation, employee loan or loan guarantee, split dollar arrangement, severance pay or bonus plan, policy or arrangement, vacation policy, executive compensation or supplemental income arrangement, consulting agreement, or employment agreement) to any current or former director, officer, consultant or employee of Company, which are maintained, sponsored or contributed to by the Company, or under which the Company have any direct or indirect obligation or liability.

“Equity Merger Consideration” means 1,500,000 shares of Buyer Common Stock valued at Three Million Dollars ($3,000,000), subject to adjustment after the Merger as set forth in Section 3.7 of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means theSecurities ExchangeAct of 1934, as amended.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governing Documents” means, when used with respect to an entity, the documents governing the formation, operation and governance of such entity, including (a) in the instance of a corporation, the articles or certificate of incorporation and bylaws of such corporation, (b) in the instance of a partnership, the partnership agreement, (c) in the instance of a limited partnership, the certificate of formation and the limited partnership agreement, and (d) in the instance of a limited liability company, the articles of organization or certificate of formation and operating agreement or limited liability company agreement.

Page 3

“Governmental Entity” means any court or tribunal in any jurisdiction (domestic or foreign) or any federal, state, tribal, county, municipal, local or other governmental or quasi- governmental body, agency, authority, department, commission, board, bureau, or instrumentality (domestic or foreign).

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, established or entered by or with any Governmental Entity.

“Inventory” shall mean any and all of the Company’s branded or unbranded finished goods that are Hemp-based Cannabidiol including, but not limited to edibles tinctures, topicals, capsules, and pet products and any and all raw materials in the possession of the Company used to produce such goods.

“IRS” means the Internal Revenue Service.

“Key Employees” means Nate Weinberg and Joe Reid.

“Knowledge” of a specified Person (or similar references to a Person’s knowledge) means all information and facts known to: (a) in the case of a Person who is an individual, such Person; (b) in the case of the Company, Nate Weinberg and Joe Reid; and (c) in the case of Buyer, Allan Marshall or Robert Hackett. An individual (including those specifically named in the preceding sentence in the case of Company or Buyer) will be deemed to have Knowledge of a particular fact or other matter if: (i) that individual is actually aware of that fact or matter; or (ii) a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably fair investigation regarding the accuracy of any representation or warranty in this Agreement.

“Leased Real Property” means real property leased by the Company.

“Lien” means, with respect to any property or asset, any deed of trust, mortgage, security interest, lien, encumbrance, or pledge of any kind in respect of such property or asset.

“Material Adverse Effect” means, with respect to any Person, any occurrence, circumstance, change or effect or other matter that would be reasonably expected to materially and adversely affect the assets, business, operations, financial condition or prospects of such Person; provided, however, that the following shall not be deemed to constitute, create or cause a Material Adverse Effect:

(a) any occurrences, changes, circumstances or effects that affect generally the international, national, regional or local economic, market, financial, credit or political conditions in the area in which the Properties are located, the United States or worldwide;

(b) any occurrences, changes, circumstances or effects that result from any of the transactions contemplated by this Agreement or the public announcement thereof; or

(c) any occurrences, changes, circumstances or effects that result from the effects of conditions or events resulting from an outbreak or escalation of hostilities (whether nationally or internationally), or the occurrence of any other calamity or crisis (whether nationally or internationally), including, without limitation terrorist attacks, except to the extent that such occurrences, changes, circumstances or effects have a disproportionate impact on the Company.

Page 4

“Merger Consideration” means the Cash Merger Consideration and the Equity Merger Consideration.

“Members” means, collectively, the members of the Company set forth on Schedule 4.3 of the Disclosure Schedules.

“Membership Interests” means the membership interests of the Company and any other equity interest in the Company.

“Ordinary Course of Business” – an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:

(a) is consistent in nature, scope, and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person;

(b) does not require authorization by the board of directors or a manager of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and

(c) is not a transaction with an Affiliate, or a transaction that is not an “arm’s length” transaction (e.g., a dividend or distribution to shareholders or members).

“Permit” means any Governmental Entity permits, licenses, franchises, orders, approvals, accreditations, written waivers and other governmental or other authorizations from any Person, of any kind or nature whatsoever.

“Permitted Liens” means (a) Liens for Taxes not yet delinquent or being contested in good faith by appropriate proceedings as set forth on the Disclosure Schedule, (b) statutory Liens (including materialmen’s, warehousemen’s, mechanic’s, repairmen’s, landlord’s, and other similar Liens) arising in the Ordinary Course of Business securing payments not yet delinquent or being contested in good faith by appropriate proceedings as set forth on the Disclosure Schedule, (c) restrictions on transfer applicable to this transaction for which consents or waivers are obtained prior to the Closing, (d) Liens created by or through Buyer or its successors and assigns, and (e) Liens in the Ordinary Course of Business that are minor defects or irregularities in title or other restrictions that are of the nature customarily accepted by prudent purchasers of midstream assets and that do not materially affect the value or use of any property encumbered thereby.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization, or Governmental Entity.

“Proceedings” means all proceedings, actions, claims, demands, charges, suits, investigations, and inquiries by or before any arbitrator or Governmental Entity, other than permit and zoning applications which were pursued in the Ordinary Course of Business and which to the Company’s Knowledge are not in dispute.

“Properties” means the fee interests in real property and the Leased Real Property of the

Company, collectively.

“Reasonable Efforts” means a Party’s reasonable efforts in accordance with reasonable commercial practice without incurring unreasonable expenses.

Page 5

“Release” means any releasing, depositing, spilling, leaking, pumping, pouring, placing, omitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the environment.

“Retained Funds” means Merger Consideration (whether Cash Merger Consideration or Equity Merger Consideration) that is not paid to the Members at Closing, but rather retained by Buyer until paid and delivered to the Members in accordance with the terms and conditions set forth in this Agreement (subject to amounts withheld by Buyer for Buyer Indemnified Claims, Revenue Shortfall Adjustment or NWC Adjustment, if applicable).

“Revenue Shortfall Adjustment” means the adjustment to Equity Merger Consideration calculated in accordance with Schedule 3.1(e).

“SBA Loan” means the SBA-guaranteed loan in the amount of $297,100 that the Company borrowed from Newtek Small Business Finance, LLC.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof; (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof; or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Tax” or “Taxes” means any federal, state, provincial, county, local, tribal or foreign taxes, levies or other assessments, unclaimed property and escheat obligations and other governmental charges, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, value added, capital stock, production, business and occupation, disability, employment, payroll, estimated, stamp, severance, unemployment, social security, Medicare, alternative minimum or withholding taxes imposed by any Governmental Entity or Tribal Authority or any other tax of any kind whatsoever, and includes any interest and penalties on or additions to any such taxes, whether disputed or not.

“Tax Return” means any return or report with respect to Taxes.

Page 6

ARTICLE II.

MERGER

Section 2.1. The Merger. Upon the terms and subject to the conditions hereof, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall thereupon cease, and the Company shall continue as the surviving company in the Merger (the “Surviving Company”) in accordance with the C.R.S.

Section 2.2. Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) is taking place simultaneously with the mutual execution and delivery of this Agreement, and the date of closing (the “Closing Date”). The parties agree to treat the Closing Date as occurring on July 1, 2020 where practicable, even though this Agreement is being entered into subsequent to that.

Section 2.3. Effective Time of the Merger. The Merger shall become effective upon the filing of the statement of merger with the Secretary of State of the State of Colorado in accordance with the provisions of the C.R.S., or at such other time promptly thereafter as Merger Sub and the Company shall agree should be specified in the statement of merger, which filing shall be made as soon as practicable after the Closing Date. When used in this Agreement, the term “Effective Time” shall mean the time at which such certificate is accepted for filing by the Secretary of State of the State of Colorado or such time as otherwise specified in the statement of merger.

Section 2.4. Effect of the Merger. The Merger shall, from and after the Effective Time, have all the effects provided herein, in the statement of merger and in the applicable provisions of the C.R.S.

Section 2.5. Further Actions. The Parties hereto shall execute and deliver such certificates and other documents and take such other actions as may be necessary or appropriate in order to effect the Merger, including, but not limited to, making filings, recordings or publications required under the C.R.S. If at any time after the Effective Time any further action is necessary to vest in the Surviving Company the title to all property or rights of Merger Sub or the Company, the authorized officers and managers of the Surviving Company are fully authorized in the name of Merger Sub or the Company, as the case may be, to take, and shall take, any and all such lawful action.

Section 2.6. Organizational Documents. The articles of organization of the Surviving Company shall be the articles of organization of the Company as in effect immediately prior to the Effective Time (until thereafter changed or amended as provided therein or by Applicable Laws); provided that the Company’s address, registered agent and registered agent address shall be and are hereby amended upon the Merger to conform to those of the Merger Sub as in effect immediately prior to the Effective Time (and an appropriate statement of change effecting this amendment shall be delivered to the Colorado Secretary of State for filing). The operating agreement of the Surviving Company shall as of the Effective Time automatically become and be amended and superseded in its entirety to be and conform to the operating agreement of Merger Sub as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by Applicable Laws.

Section 2.7. Officers. The officers and managers of Merger Sub immediately prior to the Effective Time shall be the officers and managers of the Surviving Company, each to hold office in accordance with the Governing Documents of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, in any case in the manner provided in the organizational documents of the Company and in accordance with Applicable Law.

Section 2.8. Members. The member of Merger Sub immediately prior to the Effective Time shall become the sole member of the Surviving Company.

Page 7

Section 2.9 Effect on Members Ownership Interests in Company. Upon the terms and conditions of this Agreement, at the Effective Time, as a result of the Merger and this Agreement and without the need for any further action on the part of the Merger Sub, Company or any of their respective owners or members, the following shall occur: Immediately prior to the Effective Time each Member’s ownership unit of the Company outstanding immediately prior to the Effective Time shall be deemed canceled and converted into the right to receive a pro rata portion (as set forth on Schedule 4.3, subject to the terms and conditions of this Agreement) of the Merger Consideration allocated as to form of consideration among the holders of those unit ownership interests as set forth below in this Agreement. Thereafter, any Member ownership interest in the Company shall be deemed for all purposes to be only the right to receive Merger Consideration, subject to and in accordance with the terms and conditions of this Agreement. Any unit or ownership or membership in the Company held in the Company’s treasury as of the Effective Time, if any, shall, by virtue of the Merger, be canceled without payment of any consideration therefor.

ARTICLE III.

CLOSING; CONVERSION AND MEMBERSHIP INTERESTS

Section 3.1. Merger Consideration. As of the Effective Time, by virtue of the Merger and without any further action on the part of the Company or Buyer:

(a) subject to the terms and conditions of this Agreement, each Member shall have the right to receive its respective pro-rata portion of the Equity Merger Consideration and the Cash Merger Consideration (the “Aggregate Per Member Consideration”) which Merger Consideration shall be payable to either the Members or as directed by the Members’ Representative in installments as follows:

(i) a portion of the Cash Merger Consideration in the amount of Two Hundred Thousand Dollars ($200,000) in cash payable at the Closing (the “Closing Cash Merger Consideration”) payable to the Members or as directed by the Members’ Representative on behalf of the Members, with the balance of the Cash Merger Consideration subject to final disposition in accordance with the terms and conditions of this Agreement including Section 3.1(d) and Schedule 3.1(d); and

(ii) a portion of the Equity Merger Consideration equal to 400,000 shares of Buyer Common Stock at the Closing (the “Closing Equity Merger Consideration”) payable to the Members or as directed by the Members’ Representative on behalf of the Members, with the balance of the Equity Merger Consideration subject to final disposition in accordance with the terms and conditions of this Agreement including Section 3(a)(iii), Section 3.1(d) and Schedule 3.1(d);

(iii) Subject to and in accordance with Section 3.1(d), Schedule 3.1(d), Section 3.6 and Appendix I to this Agreement, $150,000 shall be retained by Buyer at Closing, subject to the determination of the “NWC Adjustment Amount” (as defined in Section 3.6 below), and the payment or release of such amount as set forth below in Section 3.6 and Appendix I (the “Modified Working Capital Retained Funds”). The Modified Working Capital Retained Funds will be either retained by Buyer or released to Members or a combination of both retention by Buyer and release to Members in accordance with the following and Appendix I. The Cash Merger Consideration (and aggregate Merger Consideration) will be adjusted (negatively) based upon the “NWC Adjustment Amount” (as defined in Section 3.6 below).

Page 8

(b) all Membership Interests shall no longer be outstanding and shall automatically be cancelled and retired and cease to exist and shall cease to have any rights with respect thereto, except the right to receive the applicable Aggregate Per Member Consideration in accordance with this Agreement.

(c) each issued and outstanding limited liability company interest of Merger Sub, by virtue of the Merger and without any action on the part of any Person, shall be converted into and become one fully paid and nonassessable limited liability company interest of the Surviving Company. From and after the Effective Time, all certificates representing the limited liability company interests of Merger Sub shall be deemed for all purposes to represent the number of limited liability company interests of the Surviving Company into which they were converted in accordance with the immediately preceding sentence. Notwithstanding the foregoing, the Merger Consideration is subject to reduction as set forth in Section 3.6 below.

(d) The Retained Funds (other than the $150,000 held for the Modified Working Capital adjustment, which is governed by Appendix I of this Agreement) shall be released to the Members on the dates set forth on Schedule 3.1(d), unless Buyer has made claims prior to the release for indemnification for Losses. If the amounts for those claims have been agreed to by Buyer and Members Representative and released to Buyer, then the remaining balance of the applicable installment release from the Retained Funds in question may be released to the Members or as directed by the Members Representative on behalf of the Members.

(e) Notwithstanding anything to the contrary in this Agreement, Buyer shall be entitled to receive, deduct and withhold from the amounts payable under this Agreement (including payments of Merger Consideration and releases of the Retained Funds or any interest accrued thereon) an amount equal to the “Revenue Shortfall - Adjustment” as such amount is calculated in accordance with Schedule 3.1(e) attached hereto. Such adjustment shall be deemed to be a reduction adjustment to the Merger Consideration that is otherwise payable to Members under this Agreement. The reduction shall be applied to reduce the Equity Merger Consideration portion of consideration thereafter. For reductions applied against the Equity Merger Consideration (i.e., Buyer Common Stock), the number of shares reduced (from payment to the Members) shall be the number of shares needed to equal the amount of Merger Consideration adjustment calculated at $2.00 per share, or proportionately adjusted to take into account any increase in shares issued for a lower issue price as contemplated in Section 3.7 below. To the degree the share in question has been issued to the Members, the Members shall cooperate with the Buyer to execute such stock powers or other written instruments to transfer and return the subject shares back to the Buyer.

Section 3.2. Closing Obligations of the Company. At the Closing, the Members shall cause the Company to deliver to Buyer the following items (each a ‘closing delivery’):

(a) intentionally omitted;

(b) a certificate executed by a duly authorized manager of the Company that contains (i) true and complete copies of the certificate of formation of the Company from the Secretary of State of Colorado; (ii) a certificate of good standing from the Secretary of State of Colorado, or other appropriate office, dated as of a date within five (5) days prior to the Closing Date certifying that the Company is in good standing in the State of Colorado; (iii) the operating agreement or other governing documents of the Company; and (iv) resolutions of the Company authorizing the Merger;

Page 9

(c) the resignation letters of each manager and officer of the Company in form and content satisfactory to Buyer;

(d) an opinion of counsel to Company, of a type that is customary for transactions similar to the Merger regarding such matters as organization, good standing, non-contravention and enforceability, in a form reasonably acceptable to Buyer, addressed to Buyer and upon which Buyer is entitled to rely;

(e) intentionally omitted;

(f) Payoff letter from Company’s lender(s) if any;

(g) Resignations of and termination of all employment agreements by all Key Employees of Company, signed by each Key Employee and acknowledged by Company;

(h) written consent to change of control from landlords under any Company leases of real property;

(i) estoppel certificates from landlords under any Company leases of real property; (j) any consents required as set forth in Section 4.7of the Disclosure Schedule;

(k) Supplemental Company and Members’ Representative Certificate representing and certifying that representations and warranties remaintrue and correct and covenant shave been performed.

Section 3.3. Closing Obligations of Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, to the Members or to the Key Employees (as applicable), the following items (each a ‘closing delivery’):

(a) an aggregate amount equal to the Closing Cash Merger Consideration, by wire transfer of immediately available funds to the account(s) designated by the Company;

(b) the Closing Equity Merger Consideration;

(c) Employment Agreements for each of the Key Employees in the form attached hereto as Exhibit 3.3(c) (the “Employment Agreements”) to be effective immediately after the Effective Time, duly executed by the named “employee” therein and the Surviving Company;

(d) intentionally omitted;

(e) the “Member Owner Non-Competition Agreements” (as defined in Section 9.9(b) below) duly executed by Buyer;

(f) evidence that Merger Sub has timely elected “C” Corporation status;

(g) a certificate executed by a duly authorized officer of the Buyer that contains (i) true and complete copies of the articles of incorporation of the Company; (ii) a certificate of good standing from the Secretary of State of Nevada, or other appropriate office, dated as of a date within five (5) days prior to the Closing Date certifying that the Buyer is in good standing; (iii) the bylaws or other governing documents of the Buyer; and (iv) resolutions of the Buyer authorizing the Merger;

Page 10

Section 3.4. Closing Obligations of Members. At the Closing, Members shall deliver, or cause to be delivered, to the Buyer, the following items (each a ‘closing delivery’):

(a) Members’ releases signed by each Member in the form attached to this Agreement as Exhibit 3.4(a);

(b) Employment Agreements for each of the Key Employees in the form attached hereto as Exhibit 3.3(c) duly executed by the Key Employees;

(c) the Member Owner Non-Competition Agreements duly executed by the equity owners of all Members;

(d) a certificate of good standing from the Secretary of State of Colorado, or other appropriate office, dated as of a date within five (5) days prior to the Closing Date certifying that each Member that is not a natural person is in good standing in the Member’s respective state of organization;

(e) the written, unanimous, affirmative vote or consent of the Members to the Merger.

Section 3.5. Allocation of Merger Consideration Among Members. Subject to the terms and conditions of this Agreement (including any Merger Consideration that is to be retained by Buyer), Buyer shall deliver to Members’ Representative the Cash Merger Consideration, including the Closing Cash Merger Consideration to an account specified by the Company and will issue the Equity Merger Consideration in the names of the respective Members and in the ratios designated by the Company to Buyer in writing at least five calendar days prior to the Closing Date. Buyer will not, otherwise, have any obligation to determine how the Cash Merger Consideration will be distributed among the Members or whether the number of Common Shares issued to each Member is consistent with the requirements of the Company’s Governing Documents or any other agreements between the Members. Delivery by Buyer of such Merger Consideration (as provided herein) to the Members’ Representative shall fulfill all obligations of Buyer to pay the Merger Consideration to the Members.

Section 3.6. NWC Reduction Amount. The Members are responsible for paying to Buyer the amount by which the “Modified Closing Net Working Capital” (as defined in Appendix I) is less than $40,000, which shall first be effectuated as set forth below. The Modified Closing Net Working Capital shall be determined in accordance with Appendix I. The Merger Consideration is reduced dollar for dollar for each dollar by which the Modified Closing Net Working Capital is less than $40,000. The amount by which the Modified Closing Net Working Capital is less than $40,000 is the “NWC Reduction Amount.” For example purposes only, if the Net Working Capital were $30,000; then the Merger Consideration would be reduced by $10,000. The reduction shall first be applied to reduce the Cash Merger Consideration. If the reduction exceeds the Cash Merger Consideration, then the Members shall immediately pay that excess to Buyer in immediately available US funds. Notwithstanding anything to the contrary in this Agreement, Buyer shall be entitled to receive, deduct and withhold from the amounts payable under this Agreement (including payments of Merger Consideration, Retained Funds or releases of any Retained Funds or any interest accrued thereon) an amount equal to the “NWC Reduction Amount” as such amount is calculated in accordance with Section 3.1(d), Schedule 3.1(d), this Section 3.6 and Appendix I attached hereto.

Page 11

Section 3.7 Payment of Equity Merger Consideration. With respect to the Equity Merger Consideration, the number of shares of Buyer Common Stock issued to Members will be based on the following price per share: $2.00 per share; provided however, that in the event of and upon any public offering of Buyer’s Common Stock, if the ‘offering price’ of Buyer’s successful underwritten initial public offering of Buyer Common Stock should be lower than $2.00 per share, Buyer shall promptly issue such additional shares proportionately to each of the Members as to bring the value of the Equity Merger Consideration to a total of Three Million Dollars ($3,000,000) (before and subject to taking onto account any reduction for any other adjustments contemplated by this Agreement, including any Revenue Shortfall-Adjustment reducing the total amount of Merger Consideration and Equity Merger Consideration). To the degree that a Revenue Shortfall Adjustment or a Buyer Indemnified Claim has been applied to some part of the Equity Merger Consideration prior to the date of a public offering of Buyer Common Stock, then the value of the Equity Merger Consideration will be reduced (from the original $3,000,000) by the value of the applied claim or adjustment that was recovered from the aggregate Equity Merger Consideration to be paid to Members (the “Reduced EMC”), and any ‘additional shares’ thereafter issued to compensate for a sub-$2.00 per share offering price’ would be issued to bring the value of the Equity Merger Consideration up to the Reduced EMC amount.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES RELATING TO THECOMPANY

Each of the Company and the Members jointly and severally represents and warrants to Buyer that, at the Execution Date and at the Closing Date:

Section 4.1. Organization and Standing. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Colorado and has all requisite limited liability company power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction required to conduct the Company’s Business, which includes each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to result in a Material Adverse Effect or restrict the Company’s ability to perform the transactions contemplated by this Agreement. No Proceedings to dissolve the Company are pending or, to the Company’s Knowledge, threatened.

Section 4.2. Governing Documents. The Company has made available to Buyer accurate and complete copies of the Governing Documents of the Company, as amended through the Execution Date. Except as set forth on Section 4.2 of the Disclosure Schedule, such Governing Documents accurately reflect the equity ownership of the Company.

Section 4.3. Capital Structure.

(a) No Membership Interests or other equity of the Company are subject to, nor have any been issued in violation of, preemptive or similar rights. The Members are the only members of the Company, as more particularly reflected in Section 4.3 of the Disclosure Schedule, and the Membership Interests attributable to the Company as reflected in Section 4.3 of the Disclosure Schedule constitute all of the issued and outstanding membership interests and equity of the Company. All of the Membership Interests are duly authorized, validly issued and fully paid (to the extent required by the Company’s Governing Documents) and nonassessable. Except for the Membership Interests and the rights created by this Agreement, there are outstanding or in existence (i) no membership interests or other equity or debt securities of the Company, (ii) no securities of the Company convertible into or exchangeable for membership interests or other voting securities of the Company, (iii) no options, warrants, calls, subscriptions or other rights to acquire from the Company, and no obligation of the Company to issue or sell, any membership interests or other voting securities of the Company or any securities of the Company convertible into or exchangeable for such membership interests or voting securities, (iv) no equity equivalents, interests in the ownership or earnings, equity appreciation rights, phantom equity, profit participation rights, or other similar rights of or with respect to the Company and (v) other than as reflected in the Company’s Governing Documents, no voting trust, proxy or other agreement or understanding with respect to the voting of any of the Membership Interests attributable to the Company. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any of the foregoing membership interests, securities, options, equity equivalents, interests or rights.

Page 12

(b) At the Closing, and as a result of the Merger, Buyer will become the sole member of the Surviving Company.

Section 4.4. Power and Authority. The Company has all requisite limited liability company power and authority to execute, deliver and perform this Agreement and each other agreement, instrument, or document executed or to be executed by the Company in connection with the transactions contemplated hereby to which it is a party and to consummate and perform the transactions contemplated hereby and thereby. The execution, delivery, and performance by the Company of this Agreement and each other agreement, instrument, or document executed or to be executed by the Company in connection with the transactions contemplated hereby to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability company action of the Company.

Section 4.5. Valid and Binding Agreement. This Agreement has been duly executed and delivered by the Company and (assuming that this Agreement constitutes the valid and legally binding obligation of Buyer) constitutes, and each other agreement, instrument, or document executed or to be executed by the Company in connection with the transactions contemplated hereby to which it is a party has been, or when executed will be, duly executed and delivered by the Company, and (assuming that each other agreement, instrument or document constitutes or will constitute the valid and legally binding obligation of Buyer) constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of the Company, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity).

Section 4.6. Non-Contravention. Except as set forth in Section 4.6 and Section 4.7 of the Disclosure Schedule, neither the execution, delivery, and performance by the Company of this Agreement and each other agreement, instrument, or document executed or to be executed by the Company in connection with the transactions contemplated hereby to which it is a party, nor the consummation by it of the transactions contemplated hereby and thereby, do or will: (i) conflict with or result in a violation of any provision of the Company’s Governing Documents, (ii) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any Contract to which Company is a party or by which the Company or their properties may be bound, (iii) result in the creation or imposition of any Lien, other than Permitted Liens, on any of the

Company’ properties or other assets, or (iv) result in a violation of any Applicable Law binding upon the Company or the Business, except in the instance of clause (ii) and (iv) above, for any such conflicts, violations, defaults, terminations, cancellations or accelerations that would not, individually or in the aggregate, materially and adversely impact the Company’s ownership or use of any of its Assets or its ability to conduct the Business.

Page 13

Section 4.7. Approvals. Except as set forth in Section 4.7 of the Disclosure Schedule, no consent, waiver, notice, approval, order, or authorization of, or declaration, filing, or registration (collectively, “Consents”) with any Governmental Entity or of any third party is required to be obtained or made by the Company in connection with the execution, delivery, or performance by the Company of this Agreement, each other agreement, instrument, or document executed or to be executed by the Company in connection with the transactions contemplated hereby to which it is party, or the consummation by it of the transactions contemplated hereby and thereby, other than Consents, the failure of which to obtain would not, individually or in the aggregate, materially and adversely impact the Company’s ownership or use of any of its Assets or its ability to conduct the Business.

Section 4.8. Subsidiaries; Investments. Except as set forth in Section 4.8 of the Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock of, or other equity interest in, any corporation or have any direct or indirect equity or ownership interest, partnership interests, joint venture interests, or other participation interests in any other Person.

Section 4.9. Pending Proceedings; Orders.

(a) Except as set forth in Section 4.9 of the Disclosure Schedule, there are no Proceedings (including any condemnation actions) received and pending, or, to the Company’s Knowledge, threatened in writing against, or affecting the Company. There are no Proceedings pending or, to the Company’s Knowledge, threatened, in which Company is or may be a party affecting the execution and delivery of this Agreement by the Company or the consummation of the transactions contemplated hereby by the Company.

(b) Except as set forth on Section 4.9 of the Disclosure Schedule, the Company is not subject to any outstanding Governmental Order.

Section 4.10. Compliance with Laws; Permits.

(a) Company has complied in all material respects with all Applicable Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply.

(b) The representatives of Company have not, to obtain or retain business, directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment with a value in excess of One Hundred Dollars ($100) in the aggregate to any one individual in any year) to:

(A) any Person who is an official, officer, agent, employee or representative of any Governmental Entity or of any existing or prospective customer (whether government owned or nongovernment owned);

(B) any political party or official thereof;

Page 14

(C) any candidate for political or political party office; or

(D) any other Person;

while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual, or any entity affiliated with such customer, political party, official or political office.

(c) Section 4.10(c) of the Disclosure Schedule contains a list of all material Permits that are held by the Company. Except as set forth in Section 4.10(c) of the Disclosure Schedule, the Permits listed in Section 4.10(c) of the Disclosure Schedule constitute all material Permits reasonably necessary for the Company to own, lease or operate the Properties and to conduct and carry on the Business (in the same manner and scope that the Business was conducted in the twelve (12) months immediately prior to Closing) and there has occurred no material default under any of the Permits. Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, will result in a material violation or material breach of, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to a right of termination or cancellation) of any Permit. The Company is not in default or violation in any material respects (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or material violation) of any term, condition or provision of any Permit to which it is a party. Neither any of the Members nor the Company has received any notice of Proceedings relating to the revocation or modification of or loss of any material benefits under any material Permit.

Section 4.11. Taxes.

(a) Except as set forth in Section 4.11(a) of the Disclosure Schedule, the Company has duly and timely filed all Tax Returns required to be filed by or with respect to it with the applicable taxing authority, and all such Tax Returns were correct and complete in all material respects;

(b) The Company has paid all Taxes due, or claimed by any Taxing authority to be due, from or with respect to it, except Taxes that are being contested in good faith by appropriate legal Proceedings that are referenced in Section 4.11(b) of the Disclosure Schedule;

(c) There has been no issue raised or adjustment proposed (and none is pending) by any Taxing authority in connection with any Tax Returns filed by Company;

(d) The Company is an entity that was previously disregarded or treated as a partnership for purposes of U.S. federal and applicable state income Tax purposes, but is currently a corporation for federal income Tax purposes;

(e) No Member is a “foreign person” within the meaning of Section 1445 of the Code; (f) Company has withheld or collected all Taxes that Company has been required to withhold or collect pursuant to Applicable Law or Contract and, to the extent required when due, has timely paid such Taxes to the proper taxing authority;

(g) There are no written claims by any taxing authority in a jurisdiction where Company does not file Tax Returns that such Company is or may be subject to taxation by that jurisdiction;

Page 15

(h) There are (i) no claims or adjustments pending and no asserted or threatened deficiencies or assessment of Taxes from any taxing authority with respect to Company, (ii) no ongoing audits or examinations of any of the Tax Returns relating to Company and, to the Company’s Knowledge, no such audit or examination is threatened, and (iii) no Tax liens on any of the properties other than Liens for current period Taxes not yet due and payable;

(i) Company: (i) is not a party to any agreement or arrangement providing for the allocation, indemnification or sharing of Taxes, (ii) has not granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes, and (iii) has not granted any extension of time with respect to the due date for the filing of any Tax Return of or with respect to Company;

(j) The Company has never: (i) been a member of an affiliated, combined, consolidated, unitary or similar group with respect to any Taxes for any period, or (ii) had any liability for the Taxes of any Person under Treasury Regulations § 1.1502-6 (or any corresponding provisions of state, local or foreign law), or as a transferee, successor, by contract or otherwise;

(k) Company has not participated (within the meaning of Treasury Regulations § 1.6011-4(c)(3)) in any “reportable transaction” within the meaning of Treasury Regulations § 1.6011-4(b) (and all predecessor regulations); and

(l) All of the Properties have been properly listed and described on the property Tax rolls for all periods prior to and including the Closing and no portion of the Properties constitutes omitted property for property Tax purposes.

Section 4.12. Contracts.

(a) All material Contracts (collectively herein called the “Company Contracts” and individually a “Company Contract”) to which Company is a party are listed on Section 4.12(a) of the Disclosure Schedule.

(b) Except as set forth in Section 4.12(b) of the Disclosure Schedule, all Company Contracts are valid and binding, in full force and effect and enforceable against the parties thereto in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a Proceeding at law or in equity). Except as set forth in Section 4.12(b) of the Disclosure Schedule, the Company has performed, in all material respects, all obligations and is not in breach or default, in any material respect, under any Company Contract. Except as set forth in Section 4.12(b) of the Disclosure Schedule, to the Company’s Knowledge, no event has occurred, which after notice or lapse of time, or both, would constitute a material default by Company under any Company Contract or, to the Company’s Knowledge, any other party to any Company Contract.

Section 4.13. Real Property.

(a) Set forth on Section 4.13 (a) of the Disclosure Schedule is a true and complete list of each fee interest in real property of the Company. The Company has made available to Buyer true and complete copies of the conveyance documents to the Company, as the case may be, for each such fee interest, including the legal description for each such fee interest. The Company has good and indefeasible title to all such fee interests free and clear of all Liens of any nature whatsoever, except Permitted Liens.

Page 16

(b) Set forth on Section 4.13(b) of the Disclosure Schedule is a true and complete list of all Leased Real Property. The Company has made available to Buyer true and complete copies of such leases (the “Leases”), and any amendments thereto. The Company identified as the lessee under each Lease on Section 4.13(b) of the Disclosure Schedule has good and valid title to the leasehold interest created by such Lease free and clear of any Liens, other than Permitted Liens. Each Lease set forth on Section 4.13(b) of the Disclosure Schedule is a legal, valid and binding obligation of such Company. Except as set forth on Section 4.13(b) of the Disclosure Schedule, (i) the Company is not in material default under any Lease set forth on Section 4.13(b) of the Disclosure Schedule, (ii) to the Knowledge of the Company, no lessor under any Lease set forth on Section 4.13(b) of the Disclosure Schedule is in material default under any such Lease, and (iii) no event has occurred which constitutes a material default or, with lapse of time or giving of notice or both, would constitute a material default by Company under any of the Leases set forth on Section 4.13(b) of the Disclosure Schedule.

(c) To Company’s knowledge, all Properties of the Company are free of any material defect (patent or latent) and are in good maintenance and repair in all material respects.

Section 4.14. Intellectual Property.

(a) The Company either owns or has valid licenses or other rights to use all patents, copyrights, trademarks, software, databases, engineering data, maps, interpretations and other technical information (collectively, “Intellectual Property”) used in such Company’s business, subject to the limitations contained in the agreements governing the use of the same, true and complete copies of which have been made available to Buyer, except for those properties the lack of a license for which would not reasonably be expected to result in a Material Adverse Effect to the Company or the Business. The list of Intellectual Property owned by or used by the Company in the Business is set forth on Section 4.14(a) of the Disclosure Schedule (along with license information, if licensed, as to each property).

(b) Except as set forth in Section 4.14(b) of the Disclosure Schedules, to the Company’s Knowledge: (i) the Intellectual Property used by Company in the Business is not the subject of any challenge regarding its use thereof, (ii) the conduct of the Company’s business does not infringe, misappropriate or otherwise conflict with any Intellectual Property of any Person, (iii) no third party is infringing on the Intellectual Property used in the Business, and (iv) the Company has not received any written notice of any default or any event that with notice or lapse of time, or both, would constitute a default under any Intellectual Property license to which Company is a party or by which it is bound.

(c) Section 4.14(c) of the Disclosure Schedule sets forth a list of all software licenses used by the Company. All such software licenses are in full force and effect and neither the Company nor, to the Company’s Knowledge, any other party thereto is in breach thereof.

(d) No Intellectual Property right used by the Company is subject to any outstanding judgment, injunction, order or decree restricting the use or licensing thereof by the Company in any material respect.

(e) The consummation of the transactions contemplated hereby will not result in the loss or impairment of any material right of the Company to own, use, practice or exploit any Intellectual Property rights.

Page 17

Section 4.15. Bankruptcy. There are no bankruptcy, reorganization, receivership, or arrangement Proceedings pending, being contemplated by or, to the Company’s Knowledge, threatened against the Company.

Section 4.16. Insurance.

(a) Section 4.16(a) of the Disclosure Schedule contains a summary description of all material policies of property, fire and casualty, product liability, workers’ compensation, and other insurance held by or for the benefit of the Company or the Business or Properties (the “Policies”), except for any policies maintained by the Company in connection with employee benefit plans, programs, policies or arrangements. Each Policy is in full force and effect and all premiums due and payable on such Policies have been paid and all premium finance installment payments are current. No notice of cancellation of, or indication of any intention not to renew, any such Policy has been received by Company.

(b) Except as set forth in Section 4.16(b) of the Disclosure Schedule, there is no claim by Company or any other Person pending under any of the Policies as to which coverage has been denied or disputed by the underwriters or issuers of such Policies.

(c) There is no material default by Company under any of the Policies and there has been no failure by Company to give notice or present any material claim relating to the Business or the Properties under such Policies in a due and timely fashion.

Section 4.17. Employees and Employee Benefit Plans.

(a) The Company does not have any Employee Benefit Plan other than a health insurance plan covering its employees as set forth on Section 4.17(a) of the Disclosure Schedules.

(b) Except as set forth on Section 4.17(b) of the Disclosure Schedule, the Company is not a party to or bound by any collective bargaining agreement or any Contract with a labor union or other representative, or potential representative, of employees. The Company has delivered or made available to Buyer true, correct and complete copies of any such Contract. There are no, and since at least January 1, 2018, there have been no, labor strikes, work stoppages or other similar events and, to the Knowledge of the Company, there are no such events threatened with respect to any employees of the Company.

(c) The Company has made available to Buyer a true and accurate list of the name, job title, employing entity, wages or salary and bonus, if any, paid or payable for calendar years 2019 and 2018 of all Company employees, and there has been no change to the wages or salary since 2019 and there are no unpaid bonuses.

(d) All wages, bonuses and other compensation required to be paid on or prior to the Closing Date to all Company employees and all other present and former employees and contractors of Company have been paid in full, or will be paid in full, prior to the Closing.

(e) Except as set forth on Section 4.17(e) of the Disclosure Schedule, there is no employment, severance, retention, bonus, change of control, termination pay, indemnification or similar Contract (excluding offer letters and similar agreements that may be terminated in the discretion of the Company by giving notice of 60 days or less without costs or penalty) with any Company employee, either express or implied and no Company has any outstanding offer to any Company employee, or any other Person, with respect to, any such agreement or matter.

Page 18

(f) The Company is, and since at least January 1, 2018 has been in material compliance with all Applicable Laws relating to the employment of labor, including labor and employment practices, terms and conditions of employment, wages and hours, overtime payments, Fair Labor Standards Act compliance, recordkeeping, employee classification, non-discrimination, employee benefits, employee leave, payroll documents, record retention, equal opportunity, immigration, occupational health and safety, severance, termination or discharge, collective bargaining, the payment of employee welfare and retirement and other taxes, and the full payment of all required social security contributions and taxes, and no Company is, in any material respect, in violation of any Laws concerning retention or classification of independent contractors.

Section 4.18. Banks; Power of Attorney. Section 4.18 of the Disclosure Schedule contains a complete and correct list of the names and locations of all banks in which Company has accounts or safe deposit boxes and the names of all Persons authorized to draw thereon or to have access thereto. Except as set forth in Section 4.18 of the Disclosure Schedule, no Person holds a power of attorney to act on behalf of Company.

Section 4.19. Absence of Certain Changes.

(i) Since December 31, 2016, there have been no changes, developments, events, effects, conditions or occurrences that have had or would reasonably be expected to have a Material Adverse Effect, and the Company has not:

(a) adopted a plan of complete or partial liquidation or dissolution, or reorganization;

(b) made any material change in its method of accounting, other than as required by GAAP or a change in Applicable Law which in either instance has been disclosed to Buyer; or

(c) committed to do any of the foregoing.

(ii) Except as set forth on Section 4.19 of the Disclosure Schedule, Company has not acted outside of the Ordinary Course of Business since December 31, 2018 (or committed to do so), including (a) making cash withdrawals, cash expense payments, distribution payments, (b) salary or bonus payments to Affiliates, and (c) incurring or increasing any liabilities including without limitation Debt obligations.

Section 4.20. Title to Assets; Sufficiency and Condition of Assets. Company has good and valid title to, or a valid leasehold interest in, the properties and all of its Assets, including without limitation those which are either shown either on the “Most Recent Financial Statements” (as defined below) or are listed on the Disclosure Schedule, free and clear of all Liens. The Assets owned and leased by the Company constitute all the assets used in connection with the Business. Such Assets constitute all the assets necessary for the Company to continue to conduct its Business following the Closing as it is being conducted. All inventory Assets are merchantable and fit for the purpose for which they were procured. All equipment and all other tangible personal property Assets (other than inventory) are free from material defects (latent or patent) and are in good operating condition and repair.

Section 4.21. Subsidiaries. Company does not own any Subsidiaries or an interest in any other Person. Each Member’s Affiliates are listed on Section 4.21 of the Disclosure Schedule.

Page 19

Section 4.22. Financial Statements. Attached hereto as Exhibit 4.22 are the following financial statements (collectively the “Financial Statements”):

(i) audited consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal years ended June 30, 2018 and June 30, 2019 (the “Most Recent Fiscal Year End”) for Company; and

(ii) audited consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow (the “Most Recent Financial Statements”) as of and for the period beginning July 1, 2019 and ending December 31, 2019 (the “Most Recent Fiscal Month End”) for Company. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP for purposes of preparing Company’s Federal Income Tax Return throughout the periods covered thereby and (1) are accurate and complete in all material respects; (2) present fairly the financial condition of Company as of such dates and the results of operations of Company for such periods; and (3) were prepared from and are consistent with the records of the Company that have been provided to Buyer.

Section 4.23. Undisclosed Liabilities; Long Term Debt.

(i) Company has no liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes) of a type that would be recorded on Company’s balance sheet if Company were using the accrual method of accounting in accordance with GAAP, except for: (i) liabilities included and described in the balance sheet included in the Most Recent Financial Statements (rather than in any notes thereto); and (ii) those liabilities that have arisen since the Most Recent Fiscal Month End in the Ordinary Course of Business. Company has no unrecorded, undisclosed or contingent Debt other than those set forth on Section 4.23 of the Disclosure Schedule.

(ii) Company has no long term debt or liabilities, other than (i) equipment leases not exceeding Five Thousand Dollars ($5,000) of future rent or other payments in the aggregate, (ii) the office leases and (iii) SBA Loan as set forth on Disclosure Schedule 4.13(b).

Section 4.24. FDA Compliance.

(i) since the formation of the Company, the Company has been and is in material compliance with all Applicable Laws related to food (including dietary supplements), drug and/or cosmetic safety and marketing, as applicable to the Business, including the Federal Food, Drug and Cosmetic Act, (21 U.S.C. § 301 et seq.), the Federal Trade Commission Act (15 U.S.C. § 41 et seq.), the Organic Foods Production Act (7 U.S.C. § 6501 et seq.), the Perishable Agricultural Commodities Act (7 U.S.C. § 499a et seq.), other applicable Laws enforced by the United States Department of Agriculture, including the Agricultural Act of 2014 (e.g., 7 U.S.C. § 5940) and the Agricultural Marketing Act of 1946 (7 U.S.C. § 1621 et seq.); any similar state or local Applicable Laws; and any other Applicable Law related to food, drug, or cosmetic safety and marketing (collectively, “Food, Drug & Cosmetic Laws”).

(ii) since the formation of the Company, the products manufactured and distributed by the Company have been and are manufactured and labeled in material compliance with all applicable FDA regulations, including as applicable, those related to good manufacturing practice, nutrition labeling and claims requirements. Neither the Company nor any of its Members has received any written notice from any Governmental Authority alleging any violation of, or any liability or other obligation under, Food, Drug & Cosmetic Laws. There are no open inspections, inspectional reports, or other regulatory matters related to the products manufactured, sold and/or distributed by the Company before any Governmental Authority responsible for overseeing Food, Drug & Cosmetic Laws.

Page 20

(iii) the Company possess a reasonable basis, as that term is used by the Federal Trade Commission, for all claims made about the products marketed by the Company, including competent and reliable scientific evidence for any health benefit claims for such products. Neither the Company nor any of its Members are currently subject to any Federal Trade Commission consent decrees or similar agreements with state attorneys general or other consumer protection agencies.

(iv) since the formation of the Company, the Company has not voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement relating to alleged lack of safety or regulatory compliance of any product, and, to the Knowledge of the Members, there are no facts or circumstances that would cause any Governmental Authority to require the recall, market withdrawal, replacement, reformulation, relabeling or suspension of manufacturing, promotion, importation or sale of any product that would be material and adverse to the Company, taken as a whole.

(e) all Business products sold by the Company, at the time of sale by the Company: (i) meet the applicable required specifications for the product; (ii) are fit for the purpose for which they are intended by the Company and are of merchantable quality; (iii) have been cultivated, processed, packaged, labelled, imported, tested, stored, transported and delivered, as applicable, in accordance with all Applicable Laws; (iv) are not adulterated, tainted or contaminated and do not contain any substance affirmatively prohibited by Applicable Law; and (v) are marketed and promoted in material compliance with Applicable Laws.

ARTICLE V.

DISCLAIMER

Section 5.1. Disclaimer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“AS IS,” “WHERE IS,” AND “WITH ALL FAULTS” AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR, SUBJECT ONLY TO THE SPECIFIC REPRESENTATIONS AND WARRANTIES REGARDING THE PROPERTIES SET FORTH IN ARTICLE IV AND ARTICLE VI (OR IN ANY CLOSING DELIVERY BY COMPANY OR THE MEMBERS (INCLUDING WITHOUT LIMITATION AS SET FORTH IN SECTION 3.2 OR 3.4) AS CONTEMPLATED OR OTHERWISE IN CONNECTION WITH THIS AGREEMENT), EACH AS FURTHER LIMITED BY THE SPECIFICALLY BARGAINED-FOR LIMITATIONS ON REMEDIES SET FORTH IN SECTION 12.2 AND SECTION 14.8. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS SET FORTH IN THIS AGREEMENT (OR IN ANY CLOSING DELIVERY BY COMPANY OR THE MEMBERS (INCLUDING WITHOUT LIMITATION AS SET FORTH IN SECTION 3.2 OR 3.4) AS CONTEMPLATED OR OTHERWISE IN CONNECTION WITH THIS AGREEMENT), NEITHER THE COMPANY NOR ITS MEMBERS OR AGENTS MAKES ANY PROMISE, REPRESENTATION OR WARRANTY AS TO (A) THE PHYSICAL, OPERATING, REGULATORY COMPLIANCE, SAFETY, OR ENVIRONMENTAL CONDITION OF THE PROPERTIES, (B) THE CONDITION OF THE PROPERTIES OR ANY VALUE THEREOF, OR (C) THE ACCURACY, COMPLETENESS, OR MATERIALITY OF ANY DATA, INFORMATION, OR RECORDS FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH ITS REVIEW OF THE COMPANY’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“CONSPICUOUS” AND THE RESULT OF ARM’S- LENGTH NEGOTIATION, THAT BUYER IS SOPHISTICATED AND KNOWLEDGEABLE ABOUT BUSINESS MATTERS AND IS REPRESENTED BY COUNSEL, THAT THIS DISCLAIMER IS NOT BOILERPLATE AND THAT THIS DISCLAIMER IS TO BE A CLEAR, UNEQUIVOCAL AND EFFECTIVE DISCLAIMER OF RELIANCE UNDER COLORADO LAW.

Page 21

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF THE MEMBERS

Each Member, severally and not jointly, represents as to itself to Buyer and Merger Sub as follows as of the Execution Date and as of the Closing Date:

Section 6.1. Organization and Standing. Such Member, if an entity, is duly formed, validly existing and in good standing under the laws of the state of its jurisdiction.

Section 6.2. Power and Authority. Each Member has all requisite power and authority to execute, deliver, and perform this Agreement and each other agreement, instrument or document executed or to be executed by it in connection with the transactions contemplated hereby to which it is a party and to consummate and perform the transactions contemplated hereby and thereby. The execution, delivery and performance by such Member of this Agreement and each other agreement, instrument or document executed or to be executed by such Member in connection with the transactions contemplated hereby to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action of such Member.

Section 6.3. Valid and Binding Agreement. This Agreement has been duly executed and delivered by such Member, and each other agreement, instrument or document executed or to be executed by such Member in connection with the transactions contemplated hereby to which it is a party has been, or when executed will be, duly executed and delivered by such Member, and constitutes or when executed and delivered will constitute (assuming that this Agreement and each other agreement, instrument or document constitute or will constitute the valid and legally binding obligations of the other parties thereto), a valid and legally binding obligation of such Member enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a Proceeding at law or in equity).

Section 6.4. Non-Contravention. Neither the execution, delivery, and performance by such Member of this Agreement and each other agreement, instrument or document executed or to be executed by such Member in connection with the transactions contemplated hereby to which it is a party, nor the consummation by it of the transactions contemplated hereby and thereby do or will: (i) if an entity, conflict with or result in a violation of any provision of such Member’s Governing Documents; (ii) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any Contract to which such Member is a party or by which it or any of its properties may be bound, or (iii) violate any Applicable Law binding upon such Member, except where such violation would not reasonably be expected to prohibit such Member from consummating the transactions contemplated by this Agreement.

Page 22

Section 6.5. Approvals. No consent, approval, order, or authorization of, or declaration, filing, or registration with any Governmental Entity or of any third party is required to be obtained or made by any Member in connection with the execution, delivery, or performance by such Member of this Agreement, each other agreement, instrument, or document executed or to be executed by such Member in connection with the transactions contemplated hereby to which it is a party, or the consummation by it of the transactions contemplated hereby and thereby.

Section 6.6. Independent Evaluation. Each Member is an experienced and knowledgeable investor in the United States. Each Member has had access to the properties, the officers, consultants and other representatives of Buyer, and the books, records, and files of their respective properties. Each Member has conducted its own independent investigation of the condition, operation and business of Buyer and has been provided access to and an opportunity to review any and all information respecting Buyer and their business, assets, liabilities, results of operations, financial condition, technology and prospects as requested by each such Member in order for each such Member to make its own determination to proceed with the transactions contemplated by this Agreement; (ii) each Member has solely relied on (x) the basis of its own independent due diligence investigation and analysis of Buyer, its business, and (y) the representations and warranties made in Article VII, and the remedies specifically bargained for in Section 12.1 and Section 14.8; and (iii) such Member has been advised by and has relied on its own expertise and legal, land, tax, engineering, and other professional counsel concerning this transaction, the Buyer and its Subsidiaries and their business and the value of the Equity Merger Consideration.

Section 6.7. Financial Advisors. Except as set forth in Section 6.7 of the Disclosure Schedule, no Person is entitled to any advisory fee or brokerage commission or like payment from such Member in connection with the transactions contemplated by this Agreement.

Section 6.8. Investment Experience. Such Member acknowledges that it can bear the economic risk of its investment in the Equity Merger Consideration, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment represented by the Equity Merger Consideration.

Section 6.9. Restricted Securities. Each Member acknowledges that the Equity Merger Consideration has not been registered under applicable federal and state securities laws, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Member’s representations as expressed herein. Each Member acknowledges that the Equity Merger Consideration constitutes “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, each such Member must hold the Equity Merger Consideration indefinitely unless they are registered with the SEC and qualified by state Governmental Entity, or an exemption from such registration and qualification requirements is available. Each Member further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including the time and manner of sale, the holding period for the Equity Merger Consideration, and on requirements relating to Buyer which are outside of Buyer’s control, and which Buyer may not be able to satisfy. Buyer understands that the Equity Merger Consideration and any securities issued in respect of or exchange therefor, shall bear one or all of the following legends: (a) a legend describing the restrictions relating to the Equity Merger Consideration contained in this Agreement and (b) any legend required by the securities laws of any state to the extent such laws are applicable to the Equity Merger Consideration represented by the certificate so legended.

Page 23

Section 6.10. Accredited Investor; Investment Intent. Such Member is an accredited investor as defined in Regulation D under the Securities Act. Such Member is acquiring the Equity Merger Consideration for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except in compliance with applicable federal and state securities laws.

Section 6.11. Brokers’ Fees. Neither Company nor any Member has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

ARTICLE VII.

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Buyer and Merger Sub, jointly and severally, represent to the Company and represents to the Members as follows:

Section 7.1. Organization and Standing. Each of Buyer and Merger Sub is an entity duly organized or formed, validly existing and in good standing under the laws of the state of their formation and has all requisite corporate or limited liability company power and authority to carry on its business as now being conducted. Each of Buyer and Merger Sub is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Section 7.2. Power and Authority. Each of Buyer and Merger Sub has all requisite corporate or limited liability company power and authority to execute, deliver, and perform this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer or Merger Sub, as the case may be, in connection with the transactions contemplated hereby to which it is a party and to consummate and perform the transactions contemplated hereby and thereby. The execution, delivery, and performance by Buyer and Merger Sub of this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer or Merger Sub, as the case may be, in connection with the transactions contemplated hereby to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action of Buyer or Merger Sub.

Section 7.3. Valid and Binding Agreement. This Agreement has been duly executed and delivered by Buyer and Merger Sub, and each other agreement, instrument, or document executed or to be executed by Buyer or Merger Sub in connection with the transactions contemplated hereby to which it is a party has been, or when executed will be, duly executed and delivered by Buyer or Merger Sub, and constitutes (assuming that this Agreement and each other agreement, instrument or document constitute or will constitute the valid and legally binding obligation of the Company), or when executed and delivered will constitute, a valid and legally binding obligation of Buyer or Merger Sub, as applicable, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a Proceeding at law or in equity).

Page 24

Section 7.4. Non-Contravention. Neither the execution, delivery, and performance by Buyer and Merger Sub of this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer or Merger Sub in connection with the transactions contemplated hereby to which it is a party, nor the consummation by it of the transactions contemplated hereby and thereby do or will: (i) conflict with or result in a violation of any provision of Buyer’s or Merger Sub’s Governing Documents, (ii) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any Contract to which Buyer or Merger Sub is a party or by which Buyer or Merger Sub, or any of their respective properties may be bound, or (iii) violate any Applicable Law binding upon Buyer or Merger Sub, except with respect to (ii) or (iii) above where such violation would not reasonably be expected to prohibit Buyer or Merger Sub from consummating the transactions contemplated by this Agreement..

Section 7.5. Approvals. Except in connection with the filing of the statement of merger with the Office of the Secretary of State of the State of Colorado and any approvals, filings, applications or consents listed as a Buyer delivery under Section 3.3 hereof, no consent, approval, order, or authorization of, or declaration, filing, or registration with any Governmental Entity or of any third party is required to be obtained or made by Buyer or Merger Sub in connection with the execution, delivery, or performance by Buyer or Merger Sub of this Agreement, each other agreement, instrument, or document executed or to be executed by Buyer or Merger Sub in connection with the transactions contemplated hereby to which it is a party or the consummation by it of the transactions contemplated hereby and thereby.

Section 7.6. Proceedings. There are no Proceedings pending or, to Buyer’s Knowledge, threatened, in which Buyer or Merger Sub is or may be a party affecting the execution and delivery of this Agreement by Buyer or Merger Sub or the consummation of the transactions contemplated hereby by Buyer or Merger Sub.

Section 7.7. Financing. Buyer, at the Closing, will have such funds as are necessary for the consummation by it of the transactions contemplated hereby.

Section 7.8. Independent Evaluation. Buyer has had access to the Properties, the officers, consultants and other representatives of the Company. As of the Closing: (i) Buyer has conducted its own independent investigation of the condition, operation and business of the Company, and Buyer has been provided access to and an opportunity to review any and all information respecting the Company requested by Buyer in order for Buyer to make its own determination to proceed with the transactions contemplated by this Agreement; (ii) with respect to the Company, Buyer has solely relied on: (x) the basis of its own independent due diligence investigation of the Company, and (y) the representations and warranties made in Article IV and in Article VI; and (iii) Buyer has been advised by and has relied on its own expertise and legal, land, tax, engineering, and other professional counsel concerning this transaction, the Properties, and the value thereof.

Page 25

Section 7.9. Financial Advisor. No Person is entitled to any fee or commission or like payment from Buyer in connection with the transactions contemplated by this Agreement, other than liabilities or expenses for which neither the Company nor any Member will have any liability.

Section 7.10. Capitalization of Buyer. The Equity Merger Consideration, when issued and delivered to the Members pursuant to the terms of this Agreement, will be duly authorized and validly issued in accordance with Applicable Law and Buyer’s Governing Documents and will be fully paid (to the extent required under the Buyer’s Governing Documents) and non-assessable. The Equity Merger Consideration will be issued notwithstanding any pre-emptive or similar rights.

Section 7.11. Brokers’ Fees. Neither Buyer nor Merger Sub has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

ARTICLE VIII.

BUYER DISCLAIMER

Section 8.1. Buyer Disclaimer. EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES MADE BY BUYER IN ARTICLE VII OF THIS AGREEMENT, THE COMPANY AND THE MEMBERS EACH ACKNOWLEDGES THAT NEITHER BUYER NOR ANY OF ITS AGENTS IS MAKING ANY PROMISE, REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY, OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF (I) THE EQUITY MERGER CONSIDERATION OR BUYER, (II) TITLE IN AND TO THE EQUITY MERGER CONSIDERATION OR THE ASSETS OR PROPERTIES OF BUYER, (III) THE CONDITION OF THE EQUITY MERGER CONSIDERATION OR THE ASSETS OR PROPERTIES OF BUYER, (IV) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY OF THE EQUITY MERGER CONSIDERATION OR THE ASSETS OR PROPERTIES OF BUYER, (V) ANY IMPLIED OR EXPRESS WARRANTY OF THE FITNESS OF THE EQUITY MERGER CONSIDERATION OR THE ASSETS OR PROPERTIES OF BUYER OR (VI) THE PROSPECTS OF BUYER, BUYER’S BUSINESS OR THE FUTURE VALUE OR MARKETABILITY OR LISTING OF STOCK OR EQUITY INTEREST IN BUYER. THE COMPANY AND THE MEMBERS EACH HEREBY REPRESENTS, WARRANTS AND AGREES THAT IT IS EXPRESSLY NOT RELYING ON ANY STATEMENT, REPRESENTATION OR PROMISE OF BUYER OR ITS AGENTS EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES MADE IN ARTICLE VII. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS SET FORTH IN THIS AGREEMENT, NEITHER BUYER NOR ANY OF ITS AGENTS MAKES ANY PROMISE, REPRESENTATION OR WARRANTY AS TO (A) THE PHYSICAL, OPERATING, REGULATORY COMPLIANCE, SAFETY, OR ENVIRONMENTAL CONDITION OF THE PROPERTIES OR ASSETS OF BUYER, (B) THE CONDITION OF THE BASE MERGER CONSIDERATION OR THE PROPERTIES OR ASSETS OF BUYER OR ANY VALUE THEREOF, OR (C) THE ACCURACY, COMPLETENESS, OR MATERIALITY OF ANY DATA, INFORMATION, OR RECORDS FURNISHED OR MADE AVAILABLE TO THE COMPANY OR THE MEMBERS IN CONNECTION WITH THEIR REVIEW OF THE EQUITY MERGER CONSIDERATION OR THE PROPERTIES OR ASSETS OF BUYER OR OTHERWISE IN CONNECTION WITH THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND THE COMPANY AND THE MEMBERS EACH SPECIFICALLY REPRESENTS AND WARRANTS THAT IT IS NOT RELYING UPON OR HAS NOT RELIED UPON ANY SUCH REPRESENTATIONS AND WARRANTIES OF BUYER OR ITS AGENTS EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES MADE BY BUYER IN ARTICLE VII. THE PROVISIONS OF THIS ARTICLE VII, TOGETHER WITH THE LIMITED REMEDIES PROVIDED IN SECTION 12.1 AND SECTION 14.8 WERE SPECIFICALLY BARGAINED FOR AMONG THE PARTIES AND WERE TAKEN INTO ACCOUNT BY THE PARTIES IN ARRIVING AT THE EQUITY MERGER CONSIDERATION. THE COMPANY AND THE MEMBERS EACH ACKNOWLEDGES AND AGREES TO THE FOREGOING AND AGREES, REPRESENTS AND WARRANTS THAT THE FOREGOING DISCLAIMER IS “CONSPICUOUS” AND THE RESULT OF ARM’S-LENGTH NEGOTIATION, THAT EACH THE COMPANY AND THE MEMBERS IS SOPHISTICATED AND KNOWLEDGEABLE ABOUT BUSINESS MATTERS AND IS REPRESENTED BY COUNSEL, THAT THIS DISCLAIMER IS NOT BOILERPLATE AND THAT THIS DISCLAIMER IS TO BE A CLEAR, UNEQUIVOCAL AND EFFECTIVE DISCLAIMER OF RELIANCE UNDER COLORADO LAW.

Page 26

ARTICLE IX.

CERTAIN COVENANTS

Section 9.1. Access. Between the Execution Date and the Closing Date, the Company will give Buyer and Buyer’s authorized representatives reasonable access to such Company’s offices, accounting and financial books, records, files and other similar documents and materials to the extent in such Company’s possession, custody or control and/or which can be provided without undue effort or expense and shall use its Reasonable Efforts to give Buyer and Buyer’s authorized representatives reasonable access to the employees and properties involved in the business of the Company. Buyer acknowledges that, pursuant to its right of access, Buyer and its representatives will become privy to confidential and other information of the Company and that such confidential information (which includes Buyer’s conclusions with respect to its evaluations) shall be held confidential by Buyer and its representatives in accordance with the terms of the Section 9.4.

Section 9.2. Interim Operation. Prior to the Closing Date, except as set forth on Section 9.2 of the Disclosure Schedule or with the prior written consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) The Company will continue the operations in the Ordinary Course of Business consistent with past practices, including capital spending, payments of payables and maintenance of the Assets.

(b) The Company will use Reasonable Efforts: to (i) preserve the present business operations, organization and goodwill of the Company, and (ii) preserve the present relationships with customers, suppliers and employees of the Company.

Section 9.3. Restrictions on Certain Actions. Without limiting the generality of the foregoing, during the period from the Execution Date to the Closing Date, the Company will not, and the Members shall cause the Company to not, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) amend the applicable Governing Documents of the Company;

Page 27

(b) issue, sell, or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, or otherwise) any membership interests of any class or any other securities or equity equivalents in the Company or any phantom interest for which the value is derived therefrom;

(c) (i) repurchase, redeem, or otherwise acquire any of Company’s securities; or (ii) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, conversion, restructuring, recapitalization, or other reorganization or winding up of the Company;

(d) (i) make any loans, advances, or capital contributions to, or investments in, any other Person other than the Company; (ii) pledge or otherwise encumber Membership Interests; or (iii) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Lien thereupon; provided, however, that this Section 9.3(d) shall not prohibit the Company from satisfying its obligations under the Contracts, including any credit obligations required under such Contracts;

(e) (i) enter into or adopt any bonus, profit sharing, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase, pension, retirement, deferred compensation or severance plan, program, policy or agreement; (ii) increase the compensation or fringe benefits of any management-level employee or above; (iii) pay to any management-level employee or above any benefit not required by any employee benefit plan, program, policy or agreement as in effect on the Execution Date; or (iv) except in the Ordinary Course of Business consistent with past practice, increase the compensation or fringe benefits of any other employees;

(f) acquire, purchase or lease, directly or indirectly, any single asset for the Company, except for acquiring an asset that does not exceed $50,000;

(g) sell, lease, transfer or otherwise dispose of, directly or indirectly, any assets of the Company, except for: (i) sales or exchanges of assets that are (A) worthless or obsolete or worn out in the Ordinary Course of Business, (B) no longer used or useful in the Ordinary Course of Business, (C) replaced by assets of equal of better suitability and value, and (ii) Inventory that is sold in the Ordinary Course of Business;

(h) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership, or other business organization or division thereof;

(i) pay, discharge, or satisfy any single claim, liability, or obligation (whether accrued, absolute, contingent, unliquidated, or otherwise, and whether asserted or unasserted) in excess of $25,000, other than the payment, discharge, or satisfaction in the Ordinary Course of Business consistent with past practice;

(j) enter into any lease, contract, agreement, commitment, arrangement, right-of-way, easement, option, or transaction outside the Ordinary Course of Business consistent with past practice;

(k) amend, modify, or change in any material respect any Contract; provided, however, that Buyer’s consent is not required if Company enters into any of the foregoing if such amendment, modification or change results in terms that are not less favorable to the applicable Company than the base Contract;

Page 28

(l) make any settlement of or compromise any Tax liability, change any of the accounting principles or practices used by Company, except for any change required by reason of a concurrent change in GAAP and notice of which is given in writing by such Company to Buyer; adopt any new Tax method of accounting; change any Tax election or make any new Tax election; surrender any right to claim a refund of Taxes; or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(m) authorize or propose, or agree in writing or otherwise to take, any of the actions requiring the prior written consent of Buyer as described in this Section 9.3;

(n) (i) enter into, adopt or amend any collective bargaining agreement, Employee Benefit Plan, or other Contracts with any employee, officer, consultant or director of the Company or individual; (ii) take any action to forgive any loan to any current or former employee, officer, director or consultant of the Company; (iii) take any action to accelerate the vesting, time of payment or funding of any compensation or benefit due to any employee, officer, consultant or director of the Company; (iv) transfer or terminate the employment of any Company employee unless for cause and consistent with past practice; or (v) increase the salary, bonuses or other compensation paid or potentially payable to any Company employee; or

(o) enter into any transactions or take any actions outside the Ordinary Course of Business.

Section 9.4. Confidentiality. The Parties shall: (i) use Reasonable Efforts to maintain the confidentiality of the information and materials obtained pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, whether oral, written or in any form whatsoever, of the other that may be reasonably understood, from the nature of such information itself and/or the circumstances of such information’s disclosure, to be confidential and/or proprietary thereto or to third parties to which either of them owes a duty of nondisclosure (collectively, “Confidential Information”); (ii) take reasonable action in connection therewith, including without limitation at least the action that each takes to protect the confidentiality of its comparable proprietary assets; (iii) to the extent within their respective possession and/or control, upon termination of this Agreement for any reason, immediately return to the provider thereof all Confidential Information not licensed or authorized to be used or enjoyed after termination or expiration hereof, and (iv) with respect to any Person to which disclosure is contemplated, require such Person to execute an agreement providing for the treatment of Confidential Information set forth in clauses (i) through (iii). The foregoing shall not require separate written agreements with employees and agents already subject to written agreements substantially conforming to the requirements of this section nor with legal counsel, certified public accountants, or other professional advisers under a professional obligation to maintain the confidences of clients.

Section 9.5. Taxes. The following provisions shall govern the allocation of responsibility as between Buyer and Members for certain Tax matters following the Closing Date:

(a) Tax Indemnification. Members shall jointly and severally indemnify Company and Buyer and hold them harmless from and against: (i) all income Taxes and other Taxes (or the non- payment thereof) of Company for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”); (ii) any and all income Taxes and other Taxes of any member of an affiliated, consolidated, combined, or unitary group of which Company (or any predecessor) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation; and (iii) any and all income and other Taxes of any Person (other than Company) imposed on Company as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing.

Page 29

If Taxes were reserved for as liabilities that reduced the Merger Consideration as Liabilities under Appendix I (Modified Net Working Capital), then for purposes of the indemnification under above clauses (i), (ii) and (iii), the Members shall be credited with the applicable reduction in Merger Consideration resulting therefrom to the extent that would result in a duplication in payment by Members. For example purposes only, if there were a liability for Taxes of $10,000, which reduced the Merger Consideration under Appendix I; then Members shall be credited with paying that through the reduction in Merger Consideration.

The foregoing indemnification obligation includes without limitation Members indemnifying Buyer against and to the extent of any liability of Company arising (x) because of Company’s misclassification of employees as Form 1099 ‘independent contractors,’ (y) failing to withhold or pay any Taxes relating to employees by Company, or (z) relating to any persons engaged (directly or indirectly) by the Company as Form 1099 ‘independent contractors’ but for which W-2 filings and Tax treatment by Company for classification as an ‘employee’ and applicable Tax payments and withholdings by the Company as employer was, or is subsequently determined to be, required by law. Members shall reimburse Buyer for any Taxes of Company that are the responsibility of Members pursuant to this Section 9.5(a) within fifteen (15) Business Days after payment of such Taxes by Buyer or Company.

(b) Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any income Taxes for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which Company holds a beneficial interest shall be deemed to terminate at such time). In the case of Taxes that are payable with respect to any Straddle Period of the Company, for purposes of allocating such Taxes between that portion of the Straddle Period ending on or before the Closing Date (the “Pre-Closing Date Straddle Period”) and that portion of the Straddle Period beginning after the Closing Date (the “Post-Closing Date Straddle Period”), the portion of such Taxes related to the Pre-Closing Date Straddle Period will be deemed to be:

(A) in the case of income Taxes, franchise and margin Taxes, Taxes measured in whole or in part by reference to gross revenues or receipts, excise, employment, gross receipts and other similar Taxes, sales and use Taxes and Taxes imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), equal to the amount that would be payable if the taxable year of the Company terminated based on an interim closing of the books as of the Closing Date, and based on accounting methods, elections and conventions that do not have the effect of distorting income and expenses; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period; and

(B) in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of the Company, equal to the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Date Straddle Period and the denominator of which is the number of days in the Straddle Period.

Page 30

All determinations necessary to give effect to the foregoing allocations will be made in a manner consistent with the past practice of the Company with respect to such items, unless otherwise required by Applicable Law.

(c) Responsibility for Filing Tax Returns. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Company for all periods ending on or prior to the Closing Date that are filed after the Closing Date. Buyer shall permit Members to review and comment on each such Tax Return described in the preceding sentence prior to filing.

(d) Refunds and Tax Benefits. Any income Tax refunds that are received by Buyer or Company, and any amounts credited against income Tax to which Buyer or Company become entitled, that relate to income Tax periods or portions thereof ending on or before the Closing Date shall be for the account of Members, and Buyer shall pay over to Members any such refund or the amount of any such credit within fifteen (15) Business Days after receipt or entitlement thereto.

(e) Cooperation on Tax Matters.

(i) Buyer, Company and Members shall cooperate fully, as and to the extent reasonably requested by the other Party or Parties, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Company, Members and Buyer agree: (A) to retain all books and records with respect to Tax matters pertinent to Company relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by Buyer or Members, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority; and (B) to give the other applicable Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Company or Members, as the case may be, shall allow the other Party to take possession of such books and records.

(ii) Buyer and Members further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(f) Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated herein shall be paid by Members when due, and the Party required by Applicable Law shall file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by Applicable Law, the other Party/Parties shall, and shall cause their Affiliates to, join in the execution of any such Tax Returns and other documentation. The expense of such filings shall be paid one-half by Buyer and one-half by Members.

Page 31

(g) Tax Basis of Assets. Members jointly and severally represent and warrant that the Company entered into a taxable sale of assets with “GDS” (as hereinafter defined) in 2019 that was terminated, but for Federal Income Tax purposes was not rescinded which resulted in the Company having a step up in the Tax basis of its Assets to $5,400,000 and the Members as “partners” in the Company for Federal Income Tax purposes paid income taxes with respect thereto. The Members agree to jointly and severally indemnify Buyer and the Company if the tax basis of the Assets immediately prior to Closing is less than $5,400,000 and for that purpose shall pay Buyer within thirty (30) days of demand in immediately available funds an amount equal to the lost Tax savings as reasonably calculated by Buyer.

(h) Section 368 Reorganization. Members represent and warrant to Buyer that prior to the Merger, the Company was for Federal Income Tax purposes, converted from a “partnership” to a “corporation” through “checking the box” so the Company would qualify as a party to a Section 368 reorganization under the Code.

(i) Survival. The covenants contained in this Section 9.5 shall survive the Closing perpetually.

(j) Indemnification Claims. Any claim for indemnification pursuant to this Section 9.5 shall be made in accordance with the procedures set forth in Section 12.5.

Section 9.6 Books and Records. At Closing, the Members shall cause the Company to deliver to Buyer all records relating to the business that are in the Company’s or its Affiliate’s control, including original minute books and other corporate books and records and accounts.

Section 9.7. Reasonable Efforts; Further Assurances.

(a) Subject to the terms and conditions of this Agreement, each Party hereto will use its Reasonable Efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate the transactions contemplated by this Agreement.

(b) After Closing, Buyer, Members and Members’ Representative agree to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement and all other agreements to be executed by the Parties in connection with the consummation of the transactions contemplated by this Agreement.

Section 9.8 Company’s Confidential Information. From and after the Closing, each Member shall (treat and hold as confidential any information concerning the business and affairs of the Business (including, without limitation, all Intellectual Property) that is not already generally available to the public (the “Confidential Information”), refrain from using any of the Confidential Information except in connection with this Agreement, and at any time upon the request of Buyer or the Company deliver promptly to Buyer or destroy, all embodiments (and all copies) of the Confidential Information which are in its possession or under its control. In the event that a Member is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, it shall notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 9.8. The information intended to be protected hereby shall include, but not be limited to, financial information, customers, sales representatives, methods of doing business, processes, know how, trade secrets, product and proposed product designs and specifications, plans, forecasts, proposals, contracts, and anything else having an economic or pecuniary benefit to Buyer, the Company, or the Members.

Page 32

Section 9.9 Non-Competition.

(a) For a period of three (3) years commencing on the Closing Date (the “Restricted Period”), each Member shall not, directly or indirectly, other than the permitted activities expressly set forth on Schedule 9.9 (i) engage in or assist others in engaging in any (A) business that is the same or similar to the Business, or (B) activity that may require or inevitably requires disclosure of trade secrets, proprietary information or Confidential Information (collectively, the “Restricted Business”) in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or, (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company (each of the listed activities, as qualified on Schedule 9.9 for (and only applying to) the respective applicable Member relating to that activity as is listed thereon, being individually called a “Permitted Activity”, and collectively “Permitted Activities”. For clarification, Permitted Activities only apply to the individual Member identified with respect to the applicable Permitted Activity, and not any other Member). Notwithstanding the foregoing, a Member may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Member is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person. “Territory” shall mean the United States and its territories and any other country in which the Company operates. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 9.9 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(b) With respect to the Members that are entities and not individuals, their equity owners shall enter into confidentiality and non-competition agreements that are acceptable to the Buyer, which prohibit them from, for a period of three (3) years after the Closing: (i) competing with the Business of the Company within a reasonable geographical area; and (ii) disclosing Confidential Information of the Company (called collectively “Member Owner Non-Competition Agreements”).

Section 9.10 Non-Solicitation.

(a) During the Restricted Period, no Member shall, directly or indirectly, hire or solicit any employee of the Company or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 9.10 shall prevent the Member from hiring (i) any employee whose employment has been terminated by the Company or Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

Page 33

(b) During the Restricted Period, Members shall not, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company or potential clients or customers of the Company for purposes of diverting their business or services from the Company.

Section 9.11 Remedy for Breach. Members acknowledge and agree that in the event of a breach of any of the provisions of Sections 9.8, 9.9 and 9.10, monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach, Buyer and its respective successors or assigns may, in addition to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages with respect to such breaching Member, or any individual entering into an agreement (employment or otherwise) with the Surviving Company or Buyer in connection with this Transaction at Closing.

ARTICLE X.

INTENTIONALLY OMITTED

ARTICLE XI.

INTENTIONALLY OMITTED

ARTICLE XII.

INDEMNIFICATION

Section 12.1. Indemnification by Buyer.

(a) From and after the Closing, Buyer shall indemnify, defend and hold the Company, each Member and each of the current officers, directors and managers of the Company and Members (and their respective Affiliates, their respective successors and permitted assigns and their respective directors, officers and managers) (collectively, the “Member Indemnified Parties”) harmless from and against any and all Damages (individually, a “Member Indemnified Claim” and, collectively, “Members’ Indemnified Claims”) to the extent arising out of or related to: (i) any misrepresentation or breach of any warranty of Buyer or Merger Sub contained in this Agreement; or (ii) any breach of any covenant or agreement of Buyer or Merger Sub contained in this Agreement.

(b) For purposes of this Section 12.1, in determining whether the Buyer has breached any representations or warranties contained in this Agreement and for the determination of the existence of a breach, liability and Damages under this Article XII, all qualifications of such representations and warranties by materiality (whether by reference to the terms “material”, “Material Adverse Effect” or otherwise) shall be disregarded.

(c) THE FOREGOING INDEMNIFICATIONS BY BUYER SHALL APPLY WHETHER OR NOT SUCH DUTIES, OBLIGATIONS OR LIABILITIES, OR SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT TO THE EXTENT ARISING SOLELY FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF ANY INDEMNITEE, (ii) STRICT LIABILITY, OR (iii) ANY VIOLATION OF ANY LAW, RULE, REGULATION OR ORDER RELATED TO THE OWNERSHIP OR OPERATION OF THE PROPERTIES, INCLUDING APPLICABLE ENVIRONMENTAL LAWS.

Page 34

Section 12.2. Indemnification by the Members.

(a) All representations, warranties and covenants of the Company and the Members shall survive the Closing and the Merger. From and after Closing, the Members shall, jointly and severally, defend, indemnify and hold Buyer (and its Affiliates, their respective successors and permitted assigns and their respective directors, shareholders, members, officers and managers) and Surviving Company (collectively, “Buyer Indemnified Parties”) harmless from and against any and all Damages (along with any claim by Buyer under Section 12.2(b) individually a “Buyer’s Indemnified Claim” and collectively “Buyer’s Indemnified Claims”) to the extent arising out of or related to (i) any misrepresentation or breach of any warranty of the Company, or of any of the Members relating to the Company (in Article IV), contained in this Agreement, (ii) any breach of any covenant or agreement of Company contained in this Agreement, (iii) the Retained Liabilities, or (iv) any and all Member Taxes.

(b) From and after Closing, each Member shall severally defend, indemnify and hold Buyer and Buyer Indemnified Parties harmless from and against any and all Damages to the extent arising out of or related to (i) any misrepresentation or breach of any warranty of such Member contained in Article VI of this Agreement and (ii) any breach of any covenant or agreement of such Member contained in this Agreement.

(c) THE FOREGOING INDEMNIFICATIONS BY THE MEMBERS SHALL APPLY WHETHER OR NOT SUCH DUTIES, OBLIGATIONS OR LIABILITIES, OR SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT TO THE EXTENT ARISING SOLELY FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF ANY INDEMNITEE, (ii) STRICT LIABILITY, OR (iii) ANY VIOLATION OF ANY LAW, RULE, REGULATION OR ORDER RELATED TO THE OWNERSHIP OR OPERATION OF THE PROPERTIES, INCLUDING APPLICABLE ENVIRONMENTAL LAWS.

(d) For purposes of this Section 12.2, in determining whether the Members or Company have breached any representations or warranties contained in this Agreement and for the determination of the existence of a breach, liability and Damages under this Article XII, all qualifications of such representations and warranties by materiality (whether by reference to the terms “material”, “Material Adverse Effect” or otherwise) shall be disregarded.

(g) Nothing in this Agreement shall be construed or interpreted as limiting a Party’s right to seek and receive recovery for fraud committed by another Party.

(h) Subject to the other terms and conditions of this Article XII, after Closing, Damages for any and all Buyer Indemnified Claims for any and all breaches of representations, warranties or covenants of Members or the Company may be satisfied against and from Retained Funds, including Cash Merger Consideration (payment) amounts not yet paid to Members under the installment payment schedule or Equity Merger Consideration stock shares not yet issued and delivered to the Members, in addition to Buyer’s right to seek recourse against other assets of Members.

Page 35

Section 12.3. Special Indemnifications and Offset of a GDS Claim. Notwithstanding anything to the contrary contained within this Agreement or this Article XII, the Members agree to and will indemnify the Buyer against, and pay or reimburse Buyer from any Damages which Buyer may suffer, sustain or become subject to as a result of, pertaining to or arising from the Company’s terminated transaction with Golden Development Solutions, Inc. (“GDS”), including the fees and costs attributed to the defense of any claim against the Company or the Buyer by GDS (a “GDS Claim”) and any payments due to the Members under Article III shall be reduced to take account of a GDS Claim.

Section 12.4. Survival of Provisions. The representations and warranties shall survive the Closing (and Merger contemplated hereby) and continue in full force and effect until the date that is thirty (30) days following the expiration of the applicable statute of limitations (including any extensions thereto). The covenants and agreements of the Parties shall survive the Closing (and Merger) in accordance with their terms.

Section 12.5. Notice of Claim. If indemnification pursuant to Sections 12.1 or 12.2 is sought, the Party seeking indemnification (the “Indemnitee”) shall give written notice to the indemnifying party (or to the Members’ Representative, as applicable) of an event giving rise to the obligation to indemnify, describing in reasonable detail the factual basis for such claim, and shall allow the indemnifying party to assume and conduct the defense of the claim or action with counsel reasonably satisfactory to the Indemnitee, and may cooperate with the indemnifying party in the defense thereof; provided, however, that the omission to give such notice to the indemnifying party shall not relieve the indemnifying party from any liability that it may have to the Indemnitee, except to the extent that the indemnifying party is prejudiced by the failure of the Indemnitee to give such notice. The Indemnitee shall have the right to employ up to one separate counsel to represent the Indemnitee if the Indemnitee is advised by counsel that an actual conflict of interest makes it advisable for the Indemnitee to be represented by separate counsel and the reasonable expenses and fees of such separate counsel shall be paid by the indemnifying party.

Section 12.6. Net Amounts. Any amounts recoverable by any Party pursuant to this Article XII with respect to any Buyer’s Indemnified Claims or Members’ Indemnified Claims, as the case may be, shall be decreased by any insurance proceeds (net of collection costs) relating to such Buyer’s Indemnified Claims or Member Indemnified Claims, as the case may be, which are actually paid to such Indemnitee by any Person (other than any Affiliate of such Indemnitee) not a party to this Agreement.

Page 36

ARTICLE XIII.

NOTICES

Section 13.1. Notices. All notices and other communications required under this Agreement shall (unless otherwise specifically provided herein) be in writing and be delivered personally, by recognized commercial courier or delivery service which provides a receipt, by telecopier (with receipt acknowledged), by registered or certified mail (postage prepaid), or by electronic transmission to the Parties at the addresses set forth on Section 13.1 of the Disclosure Schedule or such other place within the continental limits of the United States of America as a Party may designate for itself by giving notice to the other Party, in the manner provided in this Section, at least ten days prior to the effective date of such change of address. All notices given by personal delivery, commercial courier or mail shall be effective on the date of actual receipt at the appropriate address. Notices given by telecopier shall be effective upon actual receipt if received during recipient’s normal business hours or at the beginning of the next Business Day after receipt if received after recipient’s normal business hours. All notices by telecopier shall be confirmed in writing on the day of transmission by either registered or certified mail (postage prepaid), or by personal delivery.

ARTICLE XIV.

MISCELLANEOUS MATTERS

Section 14.1. Parties Bear Own Expenses/No Special Damages. Each Party shall bear and pay all expenses (including, without limitation, legal fees) incurred by it in connection with the transaction contemplated by this Agreement. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NONE OF THE PARTIES SHALL HAVE ANY OBLIGATIONS WITH RESPECT TO BREACHES OF THIS AGREEMENT OR OTHERWISE IN CONNECTION HEREWITH, FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (subject to Section 12.2(g) above and damage claims arising from fraud). For purposes of the foregoing, actual Damages may, however, include indirect, special, consequential, exemplary or punitive Damages to the extent (i) the injuries or losses resulting in or giving rise to such Damages are incurred or suffered by a Person that is not an Indemnitee pursuant to this Agreement or an Affiliate of such Indemnitee and (ii) such Damages are recovered against an Indemnitee by a Person that is not an Indemnitee or an Affiliate of such Indemnitee.

Section 14.2. Transfer Taxes. The Parties do not anticipate that any transfer Taxes will arise as a result of the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, if this transaction is deemed to be subject to transfer Tax for any reason, Buyer agrees to be responsible for one-half of such transfer Taxes and the Members agree to be jointly and severally responsible for one-half of such transfer Taxes. If the transactions contemplated by this Agreement are exempt from any such transfer Taxes upon the filing of an appropriate certificate or other evidence of exemption, Buyer will timely furnish to the Company such certificate or evidence. The Parties agree to cooperate fully with each other to minimize any liability for transfer Taxes to the extent legally permissible, and the Parties shall cooperate in the preparation, execution and filing of all Tax Returns regarding any transfer Taxes that become payable in connection with the transactions contemplated by this Agreement.

Section 14.3. Entire Agreement. This Agreement including the Exhibits and Schedules attached hereto contains the entire understanding of the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions among the Parties with respect to such subject matter.

Section 14.4. Choice of Law, Jurisdiction, etc.

(a) Without regard to principles of conflicts of law, this Agreement, and all claims of causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be construed and enforced in accordance with and governed by the laws of the State of Colorado applicable to contracts made and to be performed entirely within such state and the laws of the United States of America, except that, to the extent that the law of a state in which a portion of the Properties is located (or which is otherwise applicable to a portion of the Properties) necessarily governs, the law of such state shall apply as to that portion of the property located in (or otherwise subject to the laws of) such state.

Page 37

(b) The Parties hereby irrevocably submit to the exclusive jurisdiction of the Federal courts of the United States of America located in Denver, Colorado and appropriate appellate courts therefrom, and each Party hereby irrevocably agrees that all claims in respect of such Dispute may be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by Applicable Laws, any objection which they may now or hereafter have to the laying of venue of any such Dispute brought in any such court or any defense of inconvenient forum for the maintenance of such Dispute. Each Party agrees that a judgment in any such Dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

(c) EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 14.5. Assignment, Amendment and Waiver. This Agreement shall be binding on and inure to the benefit of the Parties hereto and their respective successors and assigns, provided that neither Party shall have the right to assign this Agreement, including any indemnification rights, or any obligations or benefits hereunder, without the prior written consent of the other Party first having been obtained. Except as otherwise provided in this Agreement, the failure by any Person to comply with any obligation, covenant or condition under this Agreement may be waived by the Person entitled to the benefit thereof only by a written instrument signed by the Person granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent other failure. The failure of any Person to enforce at any time any of the provisions of this Agreement will in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Person thereafter to enforce each and every such provision. No waiver of any breach of such provisions will be held to be a waiver of any other or subsequent breach.

Section 14.7. Counterpart Execution. For execution, this Agreement may be executed in counterparts, all of which constitute one and the same instrument. It shall not be necessary for Buyer and the Company to sign the same counterpart. This instrument may be validly executed and delivered by facsimile or other electronic transmission.

Section 14.8. Remedies. The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the Parties do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that, to prevent breaches or threatened breaches by the Parties of any of their respective covenants or obligations set forth in this Agreement and to enforce specifically the terms and provisions of this Agreement, the Parties shall be entitled to request or seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled in law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Parties has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement hereby waives any requirement to provide any bond or other security in connection with such order or injunction. The foregoing is in addition to any other remedy to which any Party is entitled at law, in equity or otherwise.

Page 38

Section 14.9. References, Titles and Construction.

(a) All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.

(b) Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.

(c) The words “this Agreement,” “this instrument,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

(d) Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender.

(e) Examples shall not be construed to limit, expressly or by implication, the matter they illustrate.

(f) The word “or” is not intended to be exclusive and the word “includes” or “including” and its derivatives means “includes (or including), but is not limited to” and corresponding derivative expressions.

Section 14.10. Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.

Section 14.11. No Third Party Beneficiaries. Except as to the Members’ Representative (as expressly set forth herein), nothing in this Agreement shall entitle any Person other than the Members, Company, Surviving Company, Buyer, Merger Sub, the Buyer Indemnified Parties and the Member Indemnified Parties to any claims, cause of action, remedy or right of any kind.

Page 39

Section 14.12. Force Majeure. No Party shall be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in timely fulfilling or performing any covenant of this Agreement (except for any obligations to make payments to the other Party hereunder), when, to the extent, and only for the period, such failure or delay is caused by or results from the following force majeure events (“Force Majeure Events”) provided the event is not caused in whole or part by the Impacted Party as defined below: (a) acts of G-d; (b) city or county wide (in each case) flood, fire, earthquake, or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, or citywide riot; (d) national or international blockades; (e) city wide or county wide strikes, labor stoppages or labor slowdowns; and (f) city or county wide electric power failure; and further expressly provided that, except for the following sentence, “Force Majeure Events” shall not include the “Coronavirus” (i.e.: COVID-19) or virus under or known by that or any other name, nor any other flu or contagious disease or epidemic affecting the United States, nor the effect or impact thereof on Colorado, the United States or the world at large, or the local, national or global marketplace or economy, nor any emergency declaration (e.g.; public health emergency) or laws, orders or regulation enacted by any government authority or authorities as a result thereof or to address or respond to any of the foregoing, or any other direct or indirect effect of any such virus, disease, epidemic or similar medical contagion of any size or nature whatsoever (the foregoing being called a “Medical Contagion Event”). Notwithstanding the preceding sentence, for purposes of this Agreement, a Medical Contagion Event may be a Force Majeure Event, for and only for a period of up to a maximum of 60 days (and no longer), if and to the extent, and only for the period (i) the Federal government formally declares and maintains a “National Emergency” for the entire United States for the Medical Contagion Event and (ii) further, the Federal government enacts or implements and maintains a nationwide federal order rule or regulation restricting activities by persons within the United States, and (iii) such restrictions and the direct effects thereof materially and adversely directly diminish the ability of a Party hereto timely fulfilling or performing any covenant of this Agreement (except for any obligations to make payments to the other Party hereunder). The Party impacted by the Force Majeure Event (the “Impacted Party”) shall give notice within five days of the Force Majeure Event to the other Party, stating the period of time the occurrence is expected to continue. The Impacted Party shall use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized. The Impacted Party shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. Prior to Closing, in the event that the Impacted Party’s failure or delay remains uncured for a period of ten days following written notice given by it under this Section 14.12, either Party may thereafter terminate this Agreement upon 5 days’ written notice.

Section 14.13. Members’ Representative.

(a) Each Member hereby has appointed Nate Weinberg, individually, as the Members’ Representative and as agent and attorney-in-fact for and on behalf of each Member, with full powers of substitution, to give and receive notices and communications, to agree to, negotiate, enter into settlements and compromises of, and demand dispute resolution and comply with orders of arbitrators, courts, tribunals or other Governmental Bodies and awards of arbitrators, courts, tribunals or other Governmental Bodies with respect to any claims or other matters that may arise under this Agreement or the other ancillary transaction documents, and to take all actions and execute all such documents necessary or appropriate in the good faith discretion of the Members’ Representative for the accomplishment of the transactions contemplated by this Agreement and the other ancillary transactions, including, without limitation, the power:

(i) to agree with Buyer and Merger Sub with respect to any matter or thing required by or deemed necessary by Members’ Representative in connection with this Agreement, including without limitation any amendments to this Agreement;

(ii) to receive and hold the Merger Consideration and any other amounts payable pursuant to this Agreement and to distribute the same to the Members;

Page 40

(iii) to execute and deliver any and all other agreements, documents and other papers which the Members’ Representative deems necessary or appropriate in connection with this Agreement, or any of the transactions contemplated hereby or thereby;

(iv) to terminate, amend, waive or interpret any provision of this Agreement;

(v) to act for each Member and all Members with regard to the indemnification matters referred to in this Agreement, including, without limitation, the power to compromise or settle any claim on behalf of such Member;

(vi) to retain attorneys, accountants and other professionals to provide services to the Members’ Representative in fulfillment of his obligations under this Agreement and as otherwise deemed appropriate in connection with the Closing of the transactions contemplated by this Agreement or related matters arising thereafter; and

(vii) to do or refrain from doing any further act or deed on behalf of each Member which the Members’ Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as such Member could if personally present.

(b) Notwithstanding the foregoing or anything else in this Agreement, the Members’ Representative shall have no authority to defend a breach or alleged breach by a Member of any representation, warranty or covenant of this Agreement, as to which such Member is solely liable or potentially liable, and such Member shall have the sole authority to defend against any such claim.

(c) No bond shall be required of the Members’ Representative, and the Members’ Representative shall receive no compensation for his services.

(d) Neither the Members’ Representative nor any of his agents or employees shall be liable to any Member of any error of judgment, or any action taken, suffered or omitted to be taken, under this Agreement except in the case of its gross negligence, willful misconduct or fraud. The Members’ Representative may consult with legal counsel, independent public accountants or other experts selected by him and shall not be liable for any action taken or omitted to be taken in good faith by him in accordance with the advice of such counsel, accounts or experts.

(e) Each Member hereby agrees to indemnify and hold the Members’ Representative harmless from any and all liability, loss, cost, damage or expense (including attorneys’ fees) reasonably incurred or suffered as a result of the performance of his duties under this Agreement, except such that arises from the gross negligence or willful misconduct or fraud of the Members’ Representative.

(f) A decision, act, consent or instruction of the Members’ Representative shall constitute a decision of all Members and shall be final, binding and conclusive upon each Member.

Page 41

(g) Buyer shall be entitled to rely upon any document or other paper delivered by Members’ Representative as being authorized by Members, and Buyer shall not be liable to any Member for any action taken or omitted to be taken by Buyer based on such reliance.

(h) Until all obligations under this Agreement shall have been discharged (including all indemnification obligations under Article XII), Members who, immediately prior to the Closing, are entitled in the aggregate to receive more than 50% of the Merger Consideration, may, from time to time upon notice to Buyer, appoint a new Members’ Representative upon the death, incapacity, or resignation of Members’ Representative. If, after the death, incapacity, or resignation of Members’ Representative, a successor Members’ Representative shall not have been appointed by Members within 15 Business Days after a request by Buyer, Buyer may appoint a Members’ Representative from among the Members to fill any vacancy so created by notice of such appointment to Members.

For clarification, Buyer may communicate with and accept instruments signed by and with Nate Weinberg, as the Members’ Representative, as set forth above, in the same manner as if interacting directly with, communicating with and accepting instruments signed by any or all of the individual Members (until death, resignation, incapacity or replacement as set forth above) as the Members’ lawful attorney-in-fact, and the Members shall be bound thereby.

[Signature Pages Follow]

Page 42

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

BUYER: GROVE, INC., a Nevada corporation

By:	/s/ Allan Marshall
Print Name:	Allan Marshall
Title:	CEO

MERGER SUB: INFUSIONZ ACQUISITIONS, LLC, a Colorado limited liability company By: GROVE, INC., a Nevada corporation, its Manager

By:	/s/ Andrew J. Norstrud
Print Name:	Andrew J. Norstrud
Title:	CFO

COMPANY: INFUSIONZ, LLC, a Colorado limited liability company

By:	/s/ Nathan Weinberg
Print Name:	Nathan Weinberg
Title:	[Manager/Managing Member/President] and Authorized Signatory

THE MEMBERS: NRW VENTURES LLC, a Colorado limited liability company

By:	/s/ Nathan Weinberg
Print Name:	Nathan Weinberg
Title:	[Manager/Managing Member/President] and Authorized Signatory

Page 43

GRASSFED INVESTMENTS LLC, a Colorado limited liability company

By:	/s/ Seth elken
Print Name:	Seth elken
Title:	[Manager/Managing Member/President] and Authorized Signatory

REIDO DISTRIBUTORS LLC, a Colorado limited liability company

By:	/s/ Joseph Reid
Print Name:	Joseph Reid
Title:	[Manager/Managing Member/President] and Authorized Signatory

JR HAPPY LAB LLC, a Colorado limited liability company

By:	/s/ Jonathan Hoenig
Print Name:	Jonathan Hoenig
Title:	[Manager/Managing Member/President] and Authorized Signatory

J CHARLES MANAGEMENT LLC, a Colorado limited liability company

By:	/s/ Jeremy Charles Kamlet
Print Name:	Jeremy Charles Kamlet
Title:	[Manager/Managing Member/President] and Authorized Signatory

THINGAMAGIG LLC, a [Colorado] limited liability company

By:	/s/ Keane Tsu
Print Name:	Keane Tsu
Title:	[Manager/Managing Member/President] and Authorized Signatory

BLUE EVERETT LLC, a [C olorado] limited liability company

By:	/s/ Alexander Leder
Print Name:	Alexander Leder
Title:	[Manager/Managing Member/President] and Authorized Signatory

GREEN RUSH NETWORK LLC, a Colorado limited liability company

By:	/s/ Nathan Weinberg
Print Name:	Nathan Weinberg
Title:	[Manager/Managing Member/President] and Authorized Signatory

Page 44